Exhibit 99.1

LENZ Therapeutics Reports Third Quarter 2026 Financial Results, Announces Strategic Consumer Marketing Focused Reorganization and CEO Succession
Q3 2026 VIZZ® product sales increased 50% over prior quarter, with strong momentum continuing into Q4 as consumer awareness broadens and telehealth adoption increases
Strategic reorganization to prioritize consumer marketing, support the continued market expansion of VIZZ and reduce projected 2027 annual operating expenses by over 50%
Eef Schimmelpennink to transition from his role as President and Chief Executive Officer effective December 1, 2026; Dan Chevallard appointed Interim President and Chief Executive Officer
Management to host conference call on October 29, 2026, at 8:30 a.m. EDT
SAN DIEGO, CA – October 28, 2026 – LENZ Therapeutics, Inc. (Nasdaq: LENZ or “LENZ” or the “Company”), a pharmaceutical company focused on the commercialization of VIZZ® (aceclidine ophthalmic solution) 1.44%, the first and only aceclidine-based eye drop for the treatment of presbyopia, today reported financial results for the third quarter ended September 30, 2026, and announced a strategic reorganization to prioritize consumer marketing, allocate capital to maximize sales growth, and reduce operating expenses. The Company also announced that Eef Schimmelpennink will transition from his role as President and Chief Executive Officer effective December 1, 2026, with Dan Chevallard, its current Chief Financial Officer, to assume the role of Interim President and Chief Executive Officer.
“Our strong third-quarter results demonstrate continued progress in the commercialization of VIZZ, with product sales growth of 50%, increasing patient adoption and encouraging refill rates. We view these as promising indicators of our positive trajectory in this emerging market,” said Eef Schimmelpennink, President and Chief Executive Officer of LENZ Therapeutics. “We are focusing our commercial organization and investment on initiatives we believe will most effectively increase consumer awareness, access and adoption, while improving capital efficiency and supporting VIZZ’s continued growth. I am encouraged by the growing third-quarter consumer demand that is continuing into the fourth quarter, and excited about the opportunities ahead for LENZ.”
Mr. Schimmelpennink continued, “After nearly six years leading LENZ and more than 25 years in the biotechnology industry, I have decided to transition from my role as CEO effective December 1, 2026, to devote more time to other passions. I am very proud of the team we have built, the culture we have created and the successes we have achieved together. I am deeply grateful to our employees, the Board and our shareholders for their support. I believe as strongly as ever in LENZ’s future and have full confidence in Dan’s ability to lead the company. Dan and I will work closely to ensure a smooth handover, and I look forward to continuing to support him and the Board as a strategic advisor following the CEO transition.”
“We are deeply grateful to Eef for his leadership in building LENZ from our Series A into a well-capitalized public company and advancing VIZZ through clinical development, FDA approval and commercial launch. We wish him all the best for the future,” said Jeff George, Chairman of the Board of Directors of LENZ Therapeutics. “Dan brings a deep understanding of LENZ and our operating priorities and has our full confidence to lead the company as Interim CEO, with continued support from Eef and the Board through the transition. We are confident in the opportunity ahead for VIZZ and in our team’s ability to execute the more focused commercial strategy announced today.”
“I am grateful to Eef for his leadership and contributions to LENZ and look forward to building on the solid foundation we have established,” said Dan Chevallard, Chief Financial Officer and incoming Interim Chief Executive Officer of LENZ Therapeutics. “I am honored to lead LENZ through this next phase. Our priorities are clear: drive continued increases in consumer awareness, access and adoption of VIZZ and deploy our resources with discipline. I firmly believe in VIZZ’s potential and our team’s ability to deliver on these priorities.”
Third Quarter 2026 and Recent Corporate Highlights
Commercial Update
•Q3 2026 product sales of $2.6 million on over 38,000 paid prescriptions, representing increases of approximately 50% and 51% over Q2 2026, respectively, with meaningful prescription growth observed across both the ePharmacy and retail distribution channels and momentum continuing into Q4.
•In July 2026, the Company launched a telehealth prescribing option to accelerate patient access to VIZZ, offering patients the convenience of an integrated online evaluation by independent licensed eye care providers, ePharmacy prescription fulfillment, and home delivery, in addition to existing access through eye care professionals. The telehealth channel contributed more than 50% of the incremental prescriptions in Q3 2026 over Q2 2026.
•Over 60% of ePharmacy patients have purchased more than one monthly pack of VIZZ since launch, confirming continued encouraging average refill rates from those starting VIZZ in Q4 2025 and Q1 2026 of five packs per year.
•Continued growth among prescribing eye care professionals (“ECPs”), with over 15,000 unique prescribers from launch through Q3 2026, with over 75% prescribing multiple times.
•In July 2026, the Company launched a nationwide TV advertising campaign and optimized its targeted digital consumer marketing, with an increased focus on those commercial activities most efficiently driving consumer awareness, adoption and new patient acquisition.
Strategic Reorganization
•Announced a strategic reorganization, implemented in Q4 2026, to streamline the organization and prioritize resources and capital on the initiatives expected to have the highest impact on sales. The reorganization is expected to enable LENZ to operate with a more focused and efficient organizational structure while retaining the capabilities necessary to support the continued commercialization of VIZZ.
•The Company expects the reorganization to reduce projected 2027 annualized operating expenses by more than 50%, targeting approximately $70 million to $75 million in 2027 operating expenses, excluding stock-based compensation.
•Substantially all activities related to the strategic reorganization are anticipated to be completed during Q4 2026 with an estimated $5 million in one-time net restructuring charges.
Leadership Transition
•Eef Schimmelpennink, President and Chief Executive Officer, will transition from his role effective December 1, 2026. Dan Chevallard, currently Chief Financial Officer, has been appointed Interim President and Chief Executive Officer, effective December 1, 2026. Mr. Schimmelpennink will lead the organization through the reorganization and support a seamless leadership transition by continuing to serve as a strategic advisor to the Company into 2027.

Global Regulatory and Commercialization Update
•In July 2026, under the exclusive distribution agreement with Lunatus for the Middle East region, the MAA was submitted under the Saudi Food and Drug Authority’s Abridged Pathway for the treatment of presbyopia in the Kingdom of Saudi Arabia. This submission represents the ninth ex-U.S. regulatory filing for VIZZ.
•In August and September 2026, under the licensing and commercialization agreement with Lotus Pharmaceutical, the MAA was submitted for the treatment of presbyopia in Malaysia and Vietnam, respectively. This represents the fifth and sixth submissions for approval under the agreement, and tenth and eleventh ex-U.S. regulatory filings for VIZZ, respectively.
Financial Results for Three and Nine Months Ended September 30, 2026
Cash Position: Cash, cash equivalents and marketable securities were $197.3 million as of September 30, 2026.
Product Sales, net: Product sales, net was $2.6 million and $6.0 million for the three and nine months ended September 30, 2026. We had no product sales during the three and nine months ended September 30, 2025.
License Revenue: License revenue was $0.8 million and $4.8 million for the three and nine months ended September 30, 2026, respectively. License revenue in the three months ended September 30, 2026 included a portion of the upfront payment under the Arrotex license agreement. License revenue for the nine months ended September 30, 2026 also included a $2.5 million regulatory milestone reached under the Théa license agreement, $1.25 million in sublicense revenue related to the asset purchase agreement by Everest Medicines to acquire the rights to VIZZ in Greater China, and the upfront payment under the Lunatus exclusive distribution agreement. License revenue was $12.5 million and $17.5 million during the same periods in 2025, comprised of the upfront payment under the Théa license agreement and the achievement of two regulatory milestones under the Everest license agreement during the three months ended September 30, 2025, and the upfront payment under the Lotus license agreement during the nine months ended September 30, 2025.
Cost of Sales: Cost of sales was $0.5 million and $1.8 million for the three and nine months ended September 30, 2026, respectively. Direct product cost of sales in connection with the sales of VIZZ was $0.1 million and $0.4 million for the three and nine months ended September 30, 2026. Total cost of sales during the three and nine months ended September 30, 2026 included non-recurring events related to a manufacturing process transition unrelated to product sales. There was no cost of sales during the three and nine months ended September 30, 2025.
Selling, General and Administrative (“SG&A”) Expenses: SG&A expenses increased to $35.8 million and $120.2 million for the three and nine months ended September 30, 2026, respectively, compared to $27.6 million and $51.5 million during the same respective periods in 2025. These increases were primarily driven by our launch investment, with increases in commercial marketing, advertising, sales infrastructure, and personnel-related expenses due to a growth in headcount. These amounts include non-cash stock-based compensation expense of $4.1 million and $12.8 million for the three and nine months ended September 30, 2026, compared to $3.2 million and $7.2 million for the three and nine months ended September 30, 2025.
Research and Development (“R&D”) Expenses: There were no R&D expenses for the three and nine months ended September 30, 2026, compared to $3.8 million and $18.7 million during the same respective periods in 2025.
Net Loss: Net loss for the three and nine months ended September 30, 2026 was $31.0 million and $104.4 million, or $0.99 and $3.33 per share (basic and diluted), respectively, compared to a net loss of $16.7 million and $46.2 million, or $0.59 and $1.65 per share (basic and diluted), respectively, during the same periods in 2025.
Conference Call Information
The Company will host a conference call and webcast on Thursday, October 29, 2026, at 8:30 a.m. EDT. To participate in the conference call via telephone, dial (800) 715-9871 (Domestic) or (646) 307-1963 (International) and enter code 3074036. The live webcast can be accessed here and on the LENZ Therapeutics website at www.LENZ-tx.com in the Investors & Media section. A replay of the webcast will be available on the Company’s website for 30 days following the event.
About Presbyopia
Presbyopia is the inevitable loss of near vision associated with aging, impacting the daily lives of nearly all people over the age of 45. As people age, the crystalline lens in their eyes gradually hardens and becomes less able to change shape. This loss of elasticity reduces the lens’ ability to focus incoming light from near objects onto the retina. Adults over 50 years of age lose, on average, 1.5 lines of near vision every six years. Although the progression of presbyopia is gradual, presbyopes often experience an abrupt change in their daily life as the symptoms become more pronounced starting in their mid-40s, when reading glasses or other corrective aids are suddenly necessary to read text or conduct close-up work. Presbyopia is typically self-diagnosed and self-managed with over-the-counter reading glasses, or managed, after evaluation by an ECP, with prescription reading or bifocal glasses or multifocal contact lenses.
About VIZZ (aceclidine ophthalmic solution) 1.44%
VIZZ (aceclidine ophthalmic solution) 1.44% is a once-daily eye drop developed to restore clear near vision for up to 10 hours. Aceclidine is the sole active ingredient in VIZZ and provides rapid and durable near vision improvement. VIZZ is preservative-free and provided in single-dose vials. VIZZ is a predominantly pupil selective miotic that interacts with the iris with minimal ciliary muscle stimulation. VIZZ causes contraction of the iris sphincter muscle, resulting in a pinhole effect that extends depth of focus to improve vision. For more information, please visit www.VIZZ.com.
VIZZ Indication and Important Safety Information
INDICATION
VIZZ (aceclidine ophthalmic solution) 1.44% is a prescription eye drop used to treat age-related blurry near vision (presbyopia) in adults.
IMPORTANT SAFETY INFORMATION
•Do not use VIZZ if allergic to any of the ingredients.
•To help avoid potential eye injury or contamination of the product, do not allow the vial tip to touch the eye or any surfaces. Discard the opened vial immediately after use.
•Contact lenses should be removed before using VIZZ. After dosing, contact lenses can be reinserted after 10 minutes.
•If using more than one topical eye medication, the medicines should be administered at least 5 minutes apart.
•Temporary dim or dark vision may be experienced after using VIZZ. Do not drive or operate machinery if vision is not clear.
•Seek immediate medical care if sudden onset of flashing lights, floaters, or vision loss is experienced.

ADVERSE REACTIONS
The most common reported adverse reactions of participants were instillation site irritation (20%), dim vision (16%), and headache (13%). Adverse reactions reported in >5% of participants were conjunctival hyperemia (8%) and ocular hyperemia (7%). The majority of adverse reactions were mild, transient, and self-resolving.
For additional information, please see the full Prescribing Information available at http://www.VIZZ.com/full-prescribing-information.pdf
About LENZ Therapeutics
LENZ Therapeutics is a pharmaceutical company focused on the commercialization of VIZZ® (aceclidine ophthalmic solution) 1.44%, the first and only FDA-approved aceclidine-based eye drop for the treatment of presbyopia, a condition impacting an estimated 1.8 billion people globally and 128 million people in the United States. LENZ is commercializing VIZZ in the United States and continues to establish licensing partnerships internationally to provide access to VIZZ globally. LENZ is headquartered in San Diego, California. For more information, visit www.VIZZ.com and www.lenz-tx.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. You can identify forward-looking statements by words such as “may,” “will,” “could,” “can,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “poised,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, but not all forward-looking statements will contain these words. Forward-looking statements in this press release include statements regarding LENZ’s management transition plans and expectations; strategic reorganization plans and related expectations; the expectation that the reorganization will enable LENZ to streamline the organization and prioritize resources and capital on the highest impact initiatives designed to increase consumer awareness, access and adoption, expected restructuring charges; expectations regarding operating expenses following the restructuring; plans and expectations regarding the telehealth platform; the belief that the launch of the telehealth platform alongside LENZ’s sales and marketing activities will help accelerate consumer awareness, access and adoption of VIZZ, and the belief that LENZ is building the foundation for sustained growth driven by consumers; expectations regarding the growth among prescribing ECPs; the potential market size for VIZZ; LENZ’s commercialization plans, including international partnering plans and expectations under existing commercial arrangements; projected refill rates; and the quotations of LENZ management. These statements are based on numerous assumptions concerning VIZZ, target markets and involve substantial risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievement to be materially different from the information expressed or implied by these forward-looking statements, including those risk factors described in the section titled “Risk Factors” in our Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2026, in our Quarterly Report on Form 10-Q to be filed for the quarter ended September 30, 2026 and in our subsequent filings with the SEC. We cannot assure you that the forward-looking statements in this press release or the assumptions upon which they are based will prove to be accurate. The forward-looking statements in this press release are as of the date of this press release. Except as otherwise required by applicable law, LENZ disclaims any duty to update any forward-looking statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Contact:
Dan Chevallard
LENZ Therapeutics
IR@LENZ-tx.com

LENZ Therapeutics, Inc.
Selected Balance Sheet Highlights
(in thousands)

	September 30, 2026	December 31, 2025
	(unaudited)
Cash and cash equivalents	$30,553	$25,179
Marketable securities	166,750	267,168
Total assets	209,749	305,876
Total liabilities	17,750	21,537
Total stockholders’ equity	191,999	284,339

LENZ Therapeutics, Inc.
Condensed Consolidated Statement of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue:
Product sales, net	$2,599	$—	$5,986	$—
License revenue	785	12,500	4,785	17,500
Total revenue	3,384	12,500	10,771	17,500
Operating expenses:
Cost of sales	454	—	1,810	—
Selling, general and administrative	35,848	27,596	120,186	51,505
Research and development	—	3,791	—	18,670
Total operating expenses	36,302	31,387	121,996	70,175
Loss from operations	(32,918)	(18,887)	(111,225)	(52,675)
Other (expense) income:
Other (expense) income	(36)	(14)	(46)	174
Interest income	1,985	2,201	6,899	6,770
Total other income, net	1,949	2,187	6,853	6,944
Net loss before income taxes	(30,969)	(16,700)	(104,372)	(45,731)
Income tax expense	—	—	3	500
Net loss	$(30,969)	$(16,700)	$(104,375)	$(46,231)
Other comprehensive loss:
Unrealized (loss) gain on marketable securities	(428)	189	(1,299)	31
Comprehensive loss	$(31,397)	$(16,511)	$(105,674)	$(46,200)
Net loss per share, basic and diluted	$(0.99)	$(0.59)	$(3.33)	$(1.65)
Weighted-average common shares outstanding, basic and diluted	31,420,063	28,540,519	31,382,605	28,052,279